                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                              BOB EVANS FARMS, INC.
                _______________________________________________
                (Name of Registrant as Specified In Its Charter)

    __________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
          ____________________________________________________________________
      (2) Aggregate number of securities to which transaction applies:
          ____________________________________________________________________
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ____________________________________________________________________
      (4) Proposed maximum aggregate value of transaction:____________________
      (5) Total fee paid:_____________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:_____________________________________________
      (2)   Form, Schedule or Registration Statement No.:_______________________
      (3)   Filing Party:_______________________________________________________
      (4)   Date Filed:_________________________________________________________

                           [BOB EVANS FARMS(R) LOGO]


                                3776 S. HIGH ST.
                              COLUMBUS, OHIO 43207

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        Monday, Sept. 13, 2004, at 9 a.m.
                                Southern Theatre
                                 21 E. Main St.
                              Columbus, Ohio 43215

                                                      July 27, 2004

Dear Fellow Stockholders:

We are pleased to invite you to the annual meeting of stockholders of Bob Evans Farms, Inc. on Monday, Sept. 13, 2004, 9 a.m., Eastern Daylight Time, at the Southern Theatre at 21 E. Main St. in Columbus, Ohio. Business for the meeting includes:

(1)   electing three directors to serve for terms of three years each;

(2) ratifying the selection of Ernst & Young LLP as Bob Evans Farms, Inc.'s independent registered public accounting firm for the current fiscal year; and

(3)   transacting other business that may properly come before the meeting.

Juice, coffee and pastries will be available between 8 a.m. and 9 a.m. We hope you will take this opportunity to become acquainted with the officers and directors of your company.

Only stockholders of record at the close of business on July 15, 2004, will be entitled to vote by proxy or in person at the annual meeting. We look forward to seeing you at the meeting.

                                                      Sincerely,

                                                      /s/ Stewart K. Owens
                                                      --------------------
                                                      Stewart K. Owens
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                              BOB EVANS FARMS, INC.
                                3776 S. HIGH ST.
                              COLUMBUS, OHIO 43207

                               GENERAL INFORMATION

The board of directors of Bob Evans Farms, Inc. (the "company") is soliciting your proxy in connection with our 2004 annual meeting of stockholders. This proxy statement summarizes information that you will need in order to vote.

MAILING

We began mailing this proxy statement and the enclosed proxy card on or about July 27, 2004, to Bob Evans Farms stockholders of record at the close of business on July 15, 2004. We also are sending the Bob Evans Farms, Inc. 2004 annual report, which includes financial statements for the fiscal year ended April 30, 2004.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission ("SEC") permits companies and intermediaries (e.g., brokers) to deliver one copy of the annual report and proxy statement to any household at which two or more stockholders reside if the company believes those stockholders are members of the same family or otherwise share the same address. This process, which is commonly referred to as "householding," reduces the volume of duplicative information stockholders receive and reduces the company's printing and mailing expenses. Each stockholder will continue to receive a separate proxy card.

In accordance with a notice sent in 2003 to eligible stockholders who share the same address, the company and a number of brokers are sending only one proxy statement and annual report to stockholders residing at the same address, unless different instructions have been received from an affected stockholder. The company will promptly deliver, upon written or oral request, a separate copy of this proxy statement and/or the annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Stock Transfer Department at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207, or (614) 492-4952.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement and annual report may request that multiple copies of these documents be delivered in the future by contacting their brokers or the company at the address or telephone number set forth above.

Stockholders residing at the same address who currently receive multiple copies of the proxy statement and annual report may request that only a single copy of these materials be mailed in the future by contacting their brokers or the company at the address or telephone number set forth above.

                               VOTING INFORMATION

WHO MAY VOTE?

Only stockholders of record at the close of business on July 15, 2004, are entitled to vote at the annual meeting or any adjournment(s) of the meeting. At the close of business on July 15, 2004, there were 35,288,938 shares of common stock, par value $.01 per share, outstanding. Each common share entitles the holder to one vote per each item to be voted upon at the annual meeting.

HOW DO I VOTE?
Whether or not you plan to attend the annual meeting, we urge you to vote in advance by proxy. To do so, you may:

      -  call (800) 690-6903,

      -  log onto www.proxyvote.com or

      - complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on Sept. 12, 2004. The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been properly recorded. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

If you plan to attend the annual meeting and vote in person, a ballot will be available when you arrive. If your shares are held in the name of your broker, bank or other holder of record, you must bring an account statement or letter from the broker, bank or other holder of record indicating that you were the beneficial owner of the shares on July 15, 2004.

HOW WILL MY SHARES BE VOTED?

Those common shares represented by properly executed proxies or properly authenticated votes recorded electronically through the Internet or by telephone that are received prior to the annual meeting and not revoked will be voted as you direct. If you submit a valid proxy prior to the annual meeting, but do not complete the voting instructions on the proxy, the persons named as proxies will vote the shares represented by your proxy as follows:

      -  FOR the election of the nominees as directors listed under "PROPOSAL 1:
         ELECTION OF DIRECTORS."

      - FOR ratification of the selection of Ernst & Young LLP as Bob Evans Farms' independent registered public accounting firm as set forth in "PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM."

In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on those matters in accordance with their best judgment. At the time this proxy statement went to press, we had not received notice of any other matters that may properly be presented for voting at the annual meeting.

MAY I CHANGE MY VOTE?

Yes, you may revoke a proxy at any time before it is voted by any of the following ways:

      - sending written notice to the secretary of the company at the address given previously,

      - submitting a later-dated proxy which must be received by the company prior to the annual meeting,

      -  casting a new vote via the Internet or by calling (800) 690-6903 or

      - attending the annual meeting and giving notice of such revocation in person if your shares are held in your name. If your shares are held in the name of your broker, bank or other holder of record and you wish to revoke your proxy in person, you must bring an account statement or letter from the broker, bank or other holder of record indicating that you were the beneficial owner of the shares on July 15, 2004, the record date for voting. Simply attending the annual meeting will not constitute revocation of a proxy.

WHO PAYS THE COST OF PROXY SOLICITATION?

The company will pay the expenses of soliciting proxies other than the Internet access and telephone usage charges described above. Officers and employees of the company may solicit proxies by further mailings, by telephone or by personal contact without receiving any additional compensation for such solicitations. The company will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries for forwarding proxy materials to the beneficial stockholders.

WHAT IF MY SHARES ARE HELD IN STREET NAME THROUGH A BROKER?

If you hold your common shares in "street name" with a broker, bank or other holder of record, you should review the information provided to you by such holder of record. This information will set forth the procedures you need to follow in instructing the holder of record how to vote your "street name" common shares and how to revoke previously given instructions.

WHAT CONSTITUTES A QUORUM?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. Common shares that have the authority to vote withheld and broker non-votes will be counted as present for quorum purposes.

WHAT VOTE IS NECESSARY TO APPROVE THE PROPOSALS PRESENTED AT THE ANNUAL MEETING?

Under Delaware law and our bylaws, the three nominees for election as class III directors receiving the greatest number of votes "for" election will be elected as class III directors. Ratification of the selection of Ernst & Young LLP as the company's independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented at the annual meeting.

For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected. For purposes of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining will have the same effect as a negative vote. Broker non-votes, which are proxies representing shares held by brokers, banks and other holders of record who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from the beneficial owners of the shares, are not treated as present or represented for the purpose of determining whether the stockholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the annual meeting. Banks, brokers and other holders of record have discretionary authority to vote their clients' shares on "routine" proposals, such as the uncontested election of directors, even if they do not receive voting instructions from their clients. They cannot, however, vote their clients' shares on other "non-routine" matters without instructions from their clients.

                                 STOCK OWNERSHIP

The following table shows the only stockholders known to the company to be the beneficial owners of more than 5 percent of the company's outstanding common shares.

       NAME AND ADDRESS                       AMOUNT AND NATURE
     OF BENEFICIAL OWNER                   OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS(1)
------------------------------             -----------------------   -------------------
Ariel Capital Management, Inc.                   5,858,394(2)                 16.6%
200 E. Randolph Dr., Ste. 2900
Chicago, I11. 60601

Barclays Global Investors, NA                    2,399,620(3)                  6.8%
Barclays Global Fund Advisors
45 Freemont St.
San Francisco, Calif. 94105

(1) The percent of class is based upon 35,288,938 common shares outstanding on July 15, 2004.

(2) Includes 5,858,394 shares as to which Ariel Capital Management, Inc. ("Ariel") has sole investment power and 4,855,619 shares as to which Ariel has sole voting power. Ariel is a registered investment adviser, and all of these common shares are owned by its investment advisory clients, no one of which, to the knowledge of Ariel, owns more that 5 percent of the company's outstanding stock. John W. Rogers Jr., chairman and chief executive officer of Ariel, has disclaimed beneficial ownership of the common shares held by Ariel. All of the foregoing information regarding Ariel's ownership interest in the company is based on information contained in a Schedule 13G filed with the SEC by Ariel on Feb. 17, 2004.

(3) Includes 1,947,348 shares beneficially owned by Barclays Global Investors, NA ("Barclays Global Investors"), as to which Barclays Global Investors has sole investment and voting power over 1,755,346 shares and 452,272 shares beneficially owned by Barclays Global Fund Advisors as to which Barclays Global Fund Advisors has sole investment and voting power. All of the common shares reported are held by Barclays Global Investors and Barclays Global Fund Advisors in trust accounts for the economic benefit of the beneficiaries of those accounts. All of the foregoing information regarding Barclays Global Investors' and Barclays Global Fund Advisors' ownership interests in the company is based on information contained in a
      Schedule 13G filed with the SEC by Barclays Global Investors and Barclays Global Fund Advisors on Feb. 17, 2004.

The following table summarizes the company's common shares beneficially owned by each director and each executive officer named in the summary compensation table (page 12) and by all directors and executive officers of the company as a group, as of July 15, 2004:

                                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                     --------------------------------------------
                                                       COMMON SHARES WHICH
                                                        CAN BE ACQUIRED
                                                        UPON EXERCISE OF
  NAME OF BENEFICIAL             COMMON SHARES         OPTIONS EXERCISABLE                                 PERCENT OF
    OWNER OR GROUP              PRESENTLY HELD           WITHIN 60 DAYS                 TOTAL               CLASS(2)
-----------------------         --------------          --------------                   -----             --------
Scott D. Colwell(3)                 2,051(4)                  19,540                     21,591               (*)
Larry C. Corbin(3)                 45,793(5)                 222,360                    268,153               (*)
Daniel E. Evans                   104,441(6)                 270,224                    374,665              1.1%
Daniel A. Fronk                    23,478(7)                  11,405                     34,883               (*)
Michael J. Gasser                   8,571                     11,405                     19,976               (*)
E.W. (Bill) Ingram III             14,304                     11,405                     25,709               (*)
Cheryl L. Krueger                   1,919                      2,388                      4,307               (*)
G. Robert Lucas                    10,639(8)                  11,405                     22,044               (*)
Stewart K. Owens(3)               212,124(9)                 455,887                    668,011              1.9%
Robert E.H. Rabold                  7,184(10)                  8,705                     15,889               (*)
Donald J. Radkoski(3)              13,864(11)                138,578                    152,442               (*)
Roger D. Williams(3)               23,540(12)                 76,575                    100,115               (*)

All current executive             486,410(13)              1,324,295                  1,810,705              5.1%
officers and directors
as a group (18 persons)

* Represents ownership of less than 1% of the outstanding common shares of the company

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share.

(2) The percent of class is based on 35,288,938 common shares outstanding on July 15, 2004, and includes the number of common shares that the named person has the right to acquire beneficial ownership of upon the exercise of stock options exercisable within 60 days of July 15, 2004.

(3) Executive officer of the company named in the summary compensation table. Mr. Corbin retired as the company's executive vice president of restaurant operations effective July 1, 2004.

(4) Represents common shares of the company held jointly by Mr. Colwell and his spouse, as to which he shares voting and investment power.

(5) Includes 222 common shares held by Mr. Corbin's spouse, as to which she has sole voting and investment power. Mr. Corbin also holds one nonvoting preferred share of BEF REIT, Inc., a subsidiary of the company ("BEF REIT"), as to which he has sole investment power. Mr. Corbin's spouse holds one nonvoting preferred share of BEF REIT, as to which she has sole investment power.

(6) Includes 37,226 common shares held by Evans Enterprises, Inc. In his capacity as chairman, chief executive officer and sole shareholder of Evans Enterprises, Inc., Mr. Evans may be deemed to have sole voting and investment power with respect to the common shares held by that corporation. The number shown also includes 1,014 common shares held by Mr. Evans' spouse, as to which she has sole voting and investment power; 307 common shares held by Mr. Evans' stepson, as to which he has sole voting and investment power and 307 common shares held by Mr. Evans' stepdaughter, as to which she has sole voting and investment power. Mr. Evans disclaims beneficial ownership of the common shares held by his stepchildren. Additionally, Mr. Evans holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power.

(7) Includes 5,133 common shares held in the Josephine A. Fronk Trust for which Mr. Fronk serves as trustee and has sole voting and investment power.

(8) Includes 3,716 common shares held by Mr. Lucas in a retirement plan account for the benefit of Mr. Lucas.

(9) Mr. Owens holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power. Mr. Owens' spouse holds one nonvoting preferred share of BEF REIT, as to which she has sole investment power. Mr. Owens also holds two nonvoting preferred shares of BEF REIT as custodian for the benefit of his children.

(10) Includes 650 shares held in a trust for the benefit of Mr. Rabold's grandchildren for which Mr. Rabold's spouse serves as trustee and has sole voting and investment power.

(11) Includes 35 common shares held by Mr. Radkoski as custodian for the benefit of his children. Additionally, Mr. Radkoski holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power. Mr. Radkoski also holds two nonvoting preferred shares of BEF REIT as custodian for the benefit of his children.

(12) Mr. Williams holds one nonvoting preferred share of BEF REIT, as to which he has sole investment power. Mr. Williams' spouse holds one nonvoting preferred share of BEF REIT, as to which she has sole investment power.

(13) See notes (4) through (12) above. As a group, the current directors and executive officers of the company and their immediate family members who reside with them hold 24 nonvoting preferred shares of BEF REIT.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The company's directors, executive officers and any persons holding more than 10 percent of the company's outstanding common shares are required to report their initial ownership of common shares and any subsequent changes in their ownership to the SEC. Specific due dates have been established by the SEC, and the company is required to disclose in this proxy statement any late reports. Based on its review of (1) Section 16(a) reports filed on behalf of these individuals for their transactions during the company's 2004 fiscal year and (2) documentation received from one or more of these individuals that no annual Form 5 reports were required to be filed for them for the company's 2004 fiscal year, the company believes that all SEC filing requirements were met.

                       PROPOSAL 1: ELECTION OF DIRECTORS

There are currently nine members of the board of directors. Based on the bylaws of the company, the directors have been divided into three classes of three directors each. Class I directors currently serve until the annual meeting in 2005, class II directors currently serve until the annual meeting in 2006, and class III directors currently serve until the annual meeting in 2004. At the annual meeting, three class III directors will be elected for three-year terms.

Based on the recommendation of the nominating and corporate governance committee, the board of directors has designated Daniel E. Evans, Michael J. Gasser and E.W. (Bill) Ingram III as nominees for election as class III directors of the company for terms expiring in 2007. The common shares represented by all valid proxies will be voted as specified, or if no instructions are given, for the board's nominees. The board of directors believes that all of the nominees will be available and able to serve if elected to the board. However, if a nominee is unavailable for election, the persons designated as management proxies will have complete discretion to vote for the remaining nominees, as well as any substitute nominee(s) proposed by the board of directors. Under Delaware law and the company's bylaws, the three nominees for election as class III directors receiving the greatest number of votes will be elected as class III directors.

The following table shows the nominees for election to the board of directors, the directors of the company whose terms in office will continue after the annual meeting and information about each nominee and continuing director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES LISTED BELOW.

           NAME, AGE                         PRINCIPAL OCCUPATION FOR PAST
   AND YEAR BECAME DIRECTOR                 FIVE YEARS AND OTHER INFORMATION
   ------------------------                 --------------------------------

                 NOMINEES - TERMS TO EXPIRE IN 2007 (CLASS III)

Daniel E. Evans, age 67                 Retired Chairman since 2001; Chairman of
Director since 1957.                    the Board from 2000 to 2001; Chairman of
                                        the Board, Chief Executive Officer and
                                        Secretary from 1971 to 2000; in each
                                        case of the company.

Michael J. Gasser, age 53               Chairman of the Board and Chief
Director since 1997.                    Executive Officer since 1994 of Greif,
                                        Inc., a manufacturer of shipping
                                        containers and containerboard, Delaware,
                                        Ohio.

E.W. (Bill) Ingram III, age 53          President and Chief Executive Officer
Director since 1998.                    since 1972 of White Castle System, Inc.,
                                        a quick-service hamburger chain,
                                        Columbus, Ohio.

            CONTINUING DIRECTORS - TERMS TO EXPIRE IN 2005 (CLASS I)

Daniel A. Fronk, age 68                 Retired Senior Executive Vice President
Director since 1981.                    and Board Member since 1997 of The Ohio
                                        Company, an investment banking firm,
                                        Columbus, Ohio.

Cheryl L. Krueger, age 52               President and Chief Executive Officer
Director since 1993.                    since 1986 of Cheryl & Co., Inc., a
                                        manufacturer and retailer of gourmet
                                        foods and gifts, Columbus, Ohio.

G. Robert Lucas, age 60                 Trustee since 2002 of The Jeffrey
Director since 1986.                    Trusts, trusts for the descendants of
                                        Joseph A. Jeffrey; Of Counsel Attorney
                                        from 2001 to 2002 of Vorys, Sater,
                                        Seymour and Pease LLP, Attorneys at Law,
                                        Columbus, Ohio; Executive Vice
                                        President, General Counsel and Secretary from 1997 to 2001 of The Scotts Company, a manufacturer of lawn and garden products, Marysville, Ohio.

            CONTINUING DIRECTORS - TERMS TO EXPIRE IN 2006 (CLASS II)

Larry C. Corbin, age 62                 Retired Executive Vice President of
Director since 1981.                    Restaurant Operations since 2004;
                                        Executive Vice President of Restaurant
                                        Operations from 1995 to 2004; in each
                                        case of the company.

Stewart K. Owens, age 49                Chairman of the Board, Chief Executive
Director since 1987.                    Officer, President and Chief Operating
                                        Officer since 2001; Chief Executive
                                        Officer, President and Chief Operating
                                        Officer from 2000 to 2001; President and
                                        Chief Operating Officer from 1995 to
                                        2000; in each case of the company.

Robert E.H. Rabold, age 65              Retired Chairman since 2001; Chairman of
Director since 1994.                    the Board and Chief Executive Officer
                                        from 1988 to 2001; President from 1986
                                        to 2000; in each case of The Motorists
                                        Mutual Insurance Co., Columbus, Ohio.

                      THE BOARD AND COMMITTEES OF THE BOARD

INDEPENDENCE OF DIRECTORS

The rules of The Nasdaq Stock Market, Inc. ("Nasdaq") require that a majority of the company's board of directors be independent directors. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the Nasdaq rules, the board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director's business and personal activities as they may relate to the company and its management. Based on those reviews and discussions, the board of directors has determined that at least a majority of its members are independent. The independent directors of the company are:
Daniel A. Fronk, Michael J. Gasser, E.W. (Bill) Ingram III, Cheryl L. Krueger,
G. Robert Lucas and Robert E.H. Rabold.

In addition, as required by Nasdaq rules, the members of the audit committee each qualify as "independent" under special standards established by the SEC for members of audit committees. Each member of the audit committee is able to read and understand fundamental financial statements, including the company's balance sheets, income statements and cash flow statements. The audit committee also includes at least one independent member who is determined by the board to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules. The board of directors has determined that Michael J. Gasser qualifies as an audit committee financial expert. Also, as required by Nasdaq rules, the members of the nominating and corporate governance committee each qualify as "independent."

LEAD INDEPENDENT DIRECTOR AND EXECUTIVE SESSIONS

The independent directors of the board appoint a lead independent director who is responsible for coordinating the activities of the other independent directors, assisting with board meeting and agenda preparation, serving as a liaison between management and the independent directors and leading meetings of independent directors in executive session (without management). Robert E.H. Rabold currently serves as the lead independent director. In accordance with the company's Corporate Governance Principles and Nasdaq rules, the independent directors meet in executive session at the conclusion of each board meeting and at such other times as the independent directors deem necessary or appropriate.

BOARD MEETINGS AND ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

The board of directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The board of directors held four meetings during the 2004 fiscal year. Each director is expected to attend each meeting of the board and the committees on which he or she serves. In fiscal 2004, no director attended less than 75 percent of all the meetings of the board and the committees on which he or she served.

According to the Corporate Governance Principles adopted by the board of directors, each director is expected to attend each annual meeting of the company's stockholders. All of the incumbent directors attended the company's last annual meeting of stockholders held on Sept. 8, 2003.

COMMITTEE MEMBERSHIP

The board of directors has delegated various responsibilities and authority to its standing audit, compensation and nominating and corporate governance committees. The following table indicates the directors who currently serve on these committees and the number of committee meetings held during the 2004 fiscal year.

                                    Audit         Compensation      Nominating and Corporate
 Name                             Committee         Committee         Governance Committee
 ----------------------------     ---------         ---------         --------------------
 Larry C. Corbin
 Daniel E. Evans
 Daniel A. Fronk                      -                 -                       -
 Michael J. Gasser                  Chair                                       -
 E.W. (Bill) Ingram III               -                 -

 Cheryl L. Krueger                                      -                     Chair
 G. Robert Lucas                      -
 Stewart K. Owens
 Robert E.H. Rabold                   -               Chair                     -
 Number of committee meetings
 held during fiscal 2004              4                 2                       1

      -  committee member

AUDIT COMMITTEE

The audit committee is organized and conducts its business pursuant to a written charter adopted by the board of directors, which is attached to this proxy statement as Appendix A. A current copy of the audit committee charter is also posted on the company's Web site, www.bobevans.com, under "Corporate Governance" in the "Investors" section. At least annually, the audit committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the board of directors for approval. The audit committee is responsible for:

      - overseeing the company's accounting and financial reporting processes, audits of the company's consolidated financial statements and the company's internal audit function;

      - directly appointing, compensating and overseeing the company's independent auditors (i.e., independent registered public accounting firm);

      - instituting procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

      - reviewing procedures designed to identify and, when appropriate, approving certain "related party" transactions; and

      - assisting the board of directors in the oversight of internal control over financial reporting.

In addition, the audit committee reviews and preapproves all audit services and permitted non-audit services provided by the independent auditors to Bob Evans Farms or any of its subsidiaries and ensures that the independent auditors are not engaged to perform the specific non-audit services prohibited by law, rule or regulation. The audit committee's report relating to the 2004 fiscal year begins at page 21.

COMPENSATION COMMITTEE

The compensation committee is organized and conducts its business pursuant to a written charter adopted by the board of directors, which is posted on the company's Web site, www.bobevans.com, under "Corporate Governance" in the "Investors" section. The purpose of the compensation committee is to discharge the responsibilities of the board relating to compensation of the company's directors and executive officers and to provide recommendations regarding management succession. The compensation committee's primary responsibilities include:

      - reviewing with management and approving the general compensation policy for the company's executive officers and directors and those other employees of the company and its subsidiaries which the full board directs;

      - reviewing and approving the compensation of the company's executive officers, including base salary, equity-based awards, bonuses, long-term compensation and other incentives, in light of goals and objectives approved by the compensation committee;

      - administering the company's equity-based compensation plans and approving awards as required to comply with applicable securities and tax laws, rules and regulations;

      - evaluating the need for, and provisions of, change in control and employment/severance contracts with the company's executive officers;

      - reviewing and making recommendations to the board of directors with respect to incentive compensation plans and equity-based compensation plans in accordance with applicable laws, rules and regulations; and

      - reviewing and making recommendations to the board of directors and management regarding the company's organizational structure and succession plans for the company's executive officers.

The compensation committee's report relating to the 2004 fiscal year begins at page 17.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee is organized and conducts its business pursuant to a written charter adopted by the board of directors, which is posted on the company's Web site, www.bobevans.com, under "Corporate Governance" in the "Investors" section. The purpose of the nominating and corporate governance committee is to identify and recommend to the board of directors for nomination, election or appointment qualified individuals for membership on the board and recommending director candidates for the board's selection for each meeting of stockholders at which directors are to be elected. The nominating and corporate governance committee is also responsible for overseeing and advising the board on corporate governance matters and practices, including:

      - developing, reviewing and assessing corporate governance guidelines and principles;

      - reviewing and assessing the company's compliance with SEC and Nasdaq rules and other applicable legal requirements pertaining to corporate governance; and

      - recommending to the board of directors changes to committee structure and functions as the committee deems advisable.

In carrying out its responsibilities to identify and evaluate director nominees, the nominating and corporate governance committee considers any factors which it deems appropriate. These factors include, without limitation, judgment; skill; diversity; independence; strength of character; experience with businesses and organizations of comparable size; experience with a publicly traded company; experience and skill relative to other board members; desirability of the candidate's membership on the board and any committees of the board; and the ability of the candidate to represent the company's stockholders. Depending on the current needs of the board, certain factors may be weighed more or less heavily.

Although the nominating and corporate governance committee has not established any specific minimum qualifications for director nominees, it believes that all directors should have the highest character and integrity; a reputation for working constructively with others; sufficient time to devote to board matters; and no conflict of interest that would interfere with performance as a director.

The nominating and corporate governance committee has the authority, to the extent it deems it necessary or appropriate, to retain consultants or search firms to assist in the identification of director nominees. It also will consider candidates recommended by stockholders and has from time to time received unsolicited candidate recommendations from stockholders. The nominating and corporate governance committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for consideration by the nominating and corporate governance committee should submit in writing the candidate's name, address, qualifications and such other information as the stockholder thinks would be helpful to the nominating and corporate governance committee, to the company's secretary in care of the company at 3776 S. High St., Columbus, Ohio 43207. Stockholders should note that this procedure only relates to the recommendation of director nominees for consideration by the nominating and corporate governance committee. Any stockholder who desires to formally nominate an individual for election to the company's board of directors must follow the procedures set forth in the company's bylaws, as outlined under "Director Nominations by Stockholders."

DIRECTOR NOMINATIONS BY STOCKHOLDERS

Stockholders who desire to formally nominate an individual for election to the board of directors must follow the procedures outlined in section 3.04 of article III of the company's bylaws. According to these procedures, nominations for election to the board of directors may be made at a meeting of stockholders by the board of directors of the company or by any stockholder of the company who:

      - is a stockholder of record as of the record date for the meeting of stockholders,

      -  is entitled to vote for the election of directors at such meeting and

      -  complies with the notice procedures below.

Stockholder nominations must be received at the company's corporate office not less than 60 nor more than 90 days prior to the applicable stockholders' meeting. However, if less than 70 days' notice or prior public disclosure of the date of the stockholders' meeting is given to stockholders, a nomination by the stockholder must be received by the company no later than the close of business on the 10th day following when the notice or prior public disclosure of the stockholders' meeting was given.

A stockholder's written nomination must include:

      - information about each person whom the stockholder wants to nominate as required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which includes the person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

      - the name and address, as they appear on the company's books, of the stockholder giving the notice; and

      - the class and number of common shares of the company which are beneficially owned by the stockholder giving the notice.

DIRECTORS SERVING ON BOARDS OF OTHER PUBLIC COMPANIES

In order to ensure that directors have sufficient time to devote to board matters, the company's Corporate Governance Principles provide that directors and nominees may not serve on more than three boards of public companies in addition to the board of Bob Evans Farms. Daniel E. Evans, a current director of The Sherwin-Williams Company and a director of National City Corporation until April 2004, and Michael J. Gasser, a director of Greif, Inc., are the only directors of the company who are also directors of another company with a class of securities registered pursuant to the Exchange Act or which is otherwise subject to the reporting requirements of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

RESIGNATION/RETIREMENT OF DIRECTORS

Directors must submit a letter of resignation to the chairman of the board upon a job change. At that time, the board can choose either to accept the resignation or invite the individual to continue to fill his/her term. Directors must retire from the Bob Evans Farms board at age 70.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors believes it is important for stockholders to have a process to communicate with the board, committees of the board and individual directors. Accordingly, any individual may contact any member of the Bob Evans Farms board, including any committee of the board, by writing to them at:

     Bob Evans Farms, Inc.
     c/o Corporate Secretary
     3776 S. High St.
     Columbus, Ohio 43207

E-mails may also be sent to the audit committee at audit.comm@bobevans.com.

Stockholders should note that:

      - All questions and concerns regarding accounting, internal accounting controls or auditing matters are promptly forwarded to the audit committee for review and investigation.

      - All other communications are initially reviewed by the corporate secretary. The lead independent director is promptly notified of any such communication that alleges misconduct on the part of top management or raises legal, ethical or compliance concerns about company policies or practices.

      - The lead independent director receives copies of all other board-related communications on a periodic basis.

Typically, communications unrelated to the duties and responsibilities of the board are not forwarded to the lead independent director, such as product complaints and inquiries, new product and location suggestions, resumes and other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, junk mail and mass mailings.

CODE OF CONDUCT

The board of directors has adopted a Code of Conduct that sets forth standards regarding honest and ethical conduct, full and timely disclosure and compliance with law. The Code of Conduct applies to all employees, officers and directors of the company, including the company's principal executive officer, principal financial officer and principal accounting officer or controller. A copy of the Code of Conduct is available on the company's Web site, www.bobevans.com, under "Corporate Governance" in the "Investors" section. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to executive officers and directors will also be disclosed on this Web site within five days following the date of the amendment or waiver.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2004, the company purchased a variety of fresh produce in the ordinary course of business for its restaurant operations from Gino's Produce at an aggregate purchase price of approximately $828,000. At the time of these purchases, Gino's Produce was owned and operated by Giovanni A. Nocero, the brother of Rinzy J. Nocero, an executive officer of the company. In the opinion of the company, the terms of the purchases were no less favorable than the company and its subsidiaries could have obtained in comparable transactions from unrelated third parties.

Additionally, during fiscal 2004, the company retained the services of Fineline Recruitment Service ("Fineline") to assist the company in identifying and placing potential restaurant managers. The aggregate costs of these services was approximately $72,000. Fineline is owned and operated by Rodolfo A. Nocero, the son of Rinzy J. Nocero, an executive officer of the company. The company retained these services in the ordinary course of its business and believes that the terms of its business relationship with Fineline were no less favorable than the company and its subsidiaries could have obtained in a comparable transaction from an unrelated third party.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table summarizes, for the past three fiscal years, annual and long-term compensation for the company's chief executive officer and the four other most highly compensated executive officers ("named executive officers") of the company.

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                           ANNUAL COMPENSATION                       AWARDS
                                        -------------------------       ------------------------------

NAME AND                                                                SECURITIES
PRINCIPAL                     FISCAL                                    UNDERLYING        ALL OTHER
POSITION                       YEAR     SALARY(1)         BONUS          OPTIONS         COMPENSATION
--------                      ----      ---------         -----          -------         ------------
Stewart K. Owens:             2004      $ 597,983       $ 306,790        147,496(2)      $   28,168(3)
  Chairman of the Board,      2003      $ 544,930       $ 358,108        119,801         $  531,839
  Chief Executive Officer,    2002      $ 496,700       $ 601,910        174,000         $  243,700
  President and Chief
  Operating Officer

Larry C. Corbin:              2004      $ 368,840       $ 143,336         67,981(2)      $   10,685(3)
  Executive Vice              2003      $ 348,777       $ 167,189         58,401         $  661,901
  President of                2002      $ 335,917       $ 321,357         94,000         $  108,870
  Restaurant Operations(4)

Roger D. Williams:            2004      $ 332,393       $ 193,453         55,449(2)      $   13,804(3)
  Executive Vice              2003      $ 319,608       $ 132,174         47,636         $  224,482
  President of                2002      $ 307,316       $ 206,055         79,000         $   52,595
  Food Products
  Division

Donald J. Radkoski:           2004      $ 306,606       $ 135,131         46,912(2)      $   13,770(3)
  Chief Financial             2003      $ 294,814       $ 145,933         40,301         $  203,535
  Officer, Treasurer          2002      $ 283,475       $ 255,128         60,678         $   58,918
  and Secretary

Scott D. Colwell:             2004      $ 244,282       $  63,894         10,864(2)      $   26,431(3)
  Senior Vice                 2003      $ 226,958       $  46,508          8,678         $   34,805
  President of Marketing      2002         (5)

(1) "Salary" includes directors' fees received by both Messrs. Owens and Corbin during the 2004, 2003 and 2002 fiscal years in the amounts of $14,400 each year.

(2)   See the table under "Grants of Options."

(3) Includes company contributions to the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the "401(k) plan") for each of the named executive officers listed during the 2004 fiscal year in the amount of $4,000. Also, includes amounts related to deferred compensation programs for Messrs. Owens, Corbin, Williams, Radkoski and Colwell during the 2004 fiscal year of $24,168; $6,685; $9,804; $9,770 and $22,431, respectively.

(4) Mr. Corbin retired as the company's executive vice president of restaurant operations on July 1, 2004. Randall L. Hicks assumed that position.

(5) Mr. Colwell was not named an executive officer of the company until fiscal 2003.

GRANTS OF OPTIONS

The following table sets forth information concerning individual grants of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") made during the 2004 fiscal year to each of the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS                                    POTENTIAL
                     -----------------------------------------------------------        REALIZABLE VALUE AT
                      NUMBER OF         % OF                                           ASSUMED ANNUAL RATES OF
                     SECURITIES     TOTAL OPTIONS                                     STOCK PRICE APPRECIATION
                     UNDERLYING      GRANTED TO                                          FOR OPTION TERM(2)
                       OPTIONS      EMPLOYEES IN     EXERCISE       EXPIRATION      ----------------------------
NAME                 GRANTED(1)      FISCAL YEAR    PRICE ($/SH)       DATE             5%               10%
----                 ----------     -----------     ------------  --------------    ----------        ----------
Stewart K. Owens       147,496          19.2%           27.84         6/10/13       $2,582,423        $6,544,367
Larry C. Corbin(3)      67,981           8.9%           27.84         6/10/13       $1,190,240        $3,016,303
Roger D. Williams       55,449           7.2%           27.84         6/10/13       $  970,825        $2,460,260
Donald J. Radkoski      46,912           6.1%           27.84         6/10/13       $  821,355        $2,081,476
Scott D. Colwell        10,864           1.4%           27.84         6/10/13       $  190,212        $  482,033

(1) The options consist of both ISOs and NQSOs, which were granted under the Bob Evans Farms, Inc. First Amended and Restated 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan") on June 10, 2003, and become exercisable in three equal annual installments beginning one year from the date of grant. Upon a change in control (as defined in the plan) of the company, these ISOs and NQSOs will become fully exercisable as of the date of the change in control.

      - If a participant's employment or service as a director is terminated for any reason other than disability, death, retirement or for cause, the participant must exercise his or her stock options by the end of the original term of the stock options or 90 days after the date of termination of employment, whichever comes first.

      - If a participant's employment or service as a director is terminated due to disability, the participant must exercise his or her stock options by the end of the original term of the stock options or one year after the termination of employment, whichever comes first.

      - If a participant should die while employed or serving as a director, his or her successor in interest must exercise any stock options held by the participant by the end of the original term of the stock options or one year after the participant's death, whichever comes first.

      - If a participant is terminated for cause, the participant's right to exercise his or her stock options immediately terminates.

      - If a participant retires, the participant must exercise his or her ISOs by the earlier to occur of the end of the original term of the ISOs or 90 days after the date of retirement; provided, however, that if the ISOs are not exercised within 90 days of the date of retirement, they will convert automatically into NQSOs and the participant's right to exercise the ISOs converted into NQSOs will terminate at the end of the original term of the option; and the participant must exercise his or her NQSOs by the end of the term of the NQSOs.

(2) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation in the price of the common shares of the company over the term of the options. There can be no assurances that the potential realizable values reflected in this table will be achieved.

(3) Mr. Corbin retired as the company's executive vice president of restaurant operations effective July 1, 2004.

OPTION EXERCISES AND HOLDINGS

The following table outlines options exercised during the 2004 fiscal year by each of the named executive officers and unexercised options held as of the end of the 2004 fiscal year by such named executive officers.

                    AGGREGATE OPTION EXERCISES IN FISCAL 2004
                        AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF                       VALUE OF UNEXERCISED
                        NUMBER OF                    SECURITIES UNDERLYING                       IN-THE-MONEY
                        SECURITIES                   UNEXERCISED OPTIONS AT                   OPTIONS AT FISCAL
                        UNDERLYING                      FISCAL YEAR-END                         YEAR-END(1)(2)
                         OPTIONS       VALUE       -----------------------------        -----------------------------
NAME                    EXERCISED     REALIZED     EXERCISABLE     UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
----                    ---------    --------      -----------     -------------        -----------     -------------
Stewart K. Owens           100,000   $1,933,478      308,787           296,496          $ 3,528,693     $   1,427,829
Larry C. Corbin(3)         140,781   $2,065,695       19,467           138,249          $         0     $     612,267
Roger D. Williams           94,452   $1,290,237       15,879           127,461          $         0     $     801,213
Donald J. Radkoski              --           --       89,838           103,144          $ 1,009,584     $     601,779
Scott D. Colwell             3,530   $   53,276        9,780            21,451          $    97,209     $     107,513

(1)   All values are shown pretax and are rounded to the nearest whole dollar.

(2) Amount is based on the 2004 fiscal year-end closing price of $30.73 per common share.

(3) Mr. Corbin retired as the company's executive vice president of restaurant operations effective July 1, 2004.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

The company has entered into agreements with each of the named executive officers listed in the Summary Compensation Table. These agreements provide the named executive officers with severance benefits if their employment is terminated under certain circumstances related to a "change in control" (as defined in the agreements) of the company.

TERMINATION BY THE COMPANY WITHOUT CAUSE

Each agreement provides that the company may terminate the executive officer without cause effective as of a date specified by the company. If the termination date specified by the company falls within the period beginning six months before and ending 36 months after a change in control, the company must continue to pay the executive officer's compensation and benefits through the date of termination. In addition, the company must pay the executive officer an amount referred to as the "severance payment," which is equal to the sum of:

      - the value of the executive officer's unused vacation and compensation days,

      - 2.99 times the executive officer's average annual taxable compensation for the five fiscal years ending before the change in control,

      - a prorated portion of the executive officer's average cash bonus for the three fiscal years ending before the date his or her employment is terminated and

      - any other change in control benefit the executive officer is entitled to receive under any other plan, program or agreement with the company or any of its subsidiaries.

The company will also continue health and life insurance and other employee welfare benefit plans for the executive officer and his or her family for a period of 36 months following the employment termination date.

TERMINATION BY THE EXECUTIVE OFFICER FOR GOOD REASON

Each agreement provides that the executive officer may terminate his or her employment for "good reason" effective as of a date specified by the executive officer. The executive officer will have "good reason" to terminate his or her employment if, among other things, the company does any of the following without his or her consent at any time after a change in control:

      -  breaches the agreement,

      - reduces the executive officer's title, duties, responsibilities or status,

      - assigns duties to the executive officer that are inconsistent with the executive officer's position,

      - reduces the executive officer's total cash compensation by 10 percent or more,

      - requires the executive officer to relocate to an office more than 50 miles away from his or her current office or

      - fails to continue or adversely modifies any material fringe benefit, compensation, retirement or insurance plan in which the executive officer participated before the change in control.

If the employment termination date specified by the executive officer falls within the period beginning six months before and ending 36 months after the change in control and the executive officer has "good reason" for terminating his or her employment, the company must:

      - pay the executive officer's compensation and benefits through the date of termination,

      -  pay the executive officer the severance payment and

      - continue health and life insurance and other employee welfare benefit plans for the executive officer and his or her family for a period of 36 months following the employment termination date.

DISABILITY

If the executive officer becomes disabled (as defined in the agreement), the company may terminate the executive officer's employment effective as of a date specified by the company. If the executive officer does not return to work full-time before the specified date, and the specified date falls within the 36-month period following a change in control, the executive officer's employment and the agreement will terminate effective as of that date and the executive officer will receive a lump sum payment equal to the severance payment less:

      -  one-half of the Social Security disability benefit payable,

      - the amount by which the executive officer's company-funded benefit under any retirement or deferred compensation plan is enhanced because of the disability and

      - the value of any company-funded disability income or other benefits the executive officer is entitled to receive under any disability plan or program.

The company will continue to pay the executive officer's compensation and benefits through the employment termination date and will continue health and life insurance and other employee welfare benefit plans for the executive officer and his or her family for a period of 36 months following the employment termination date.

If the company fails to notify the executive officer within 30 days after the date his or her disability began that his or her employment is going to be terminated, the executive officer may terminate his or her employment. In this event, the executive officer will be entitled to the same benefits and payments described above.

DEATH, TERMINATION FOR CAUSE AND RETIREMENT

Each agreement provides that it will terminate and no amounts will be paid to the executive officer if:

      -  the executive dies,

      - the company terminates the executive officer's employment "for cause" (which is defined to include the executive officer's breach of the agreement, willful refusal to perform assigned duties and gross misconduct) or

      - the executive officer retires after attaining the normal or mandatory retirement age specified in the company's retirement policy or any individual retirement agreement between the executive officer and the company.

EFFECT OF SECTION 280G OF THE INTERNAL REVENUE CODE

If any portion of the payments and benefits provided for in an agreement would be considered "excess parachute payments" under section 280G(b)(1) of the Internal Revenue Code and subject to excise tax, the company will either make tax reimbursement payments to the executive officer or reduce the executive officer's payments to an amount which is $1 less than the amount that would be an "excess parachute payment." The company will select the alternative that provides the executive officer with a greater after-tax amount. Notwithstanding the foregoing, if any portion of the payments and benefits provided for in Mr. Owens' agreement (or any other agreement between the company and Mr. Owens) would be considered an "excess parachute payment," the company will pay Mr. Owens an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

TERM AND TERMINATION

Each agreement has a one-year term that is automatically extended for one-year periods unless the agreement is otherwise terminated. An agreement may be terminated if, among other things, the company notifies the executive officer (no later than the Feb. 28 preceding the end of the term) that it does not want to continue the agreement, provided that the company cannot give such notice during the 36-month period following a change in control or at any time after the company learns that activities have begun which would result in a change in control if completed.

COMPENSATION OF DIRECTORS

The current Compensation Program for Directors became effective May 6, 2003, and was most recently revised effective May 11, 2004. Under the Compensation Program for Directors, all directors who are employees of the company receive a monthly director fee of $1,200 in cash. All nonemployee directors receive a monthly director fee of $2,000 in cash, and the lead independent director receives an additional monthly retainer of $750 in cash.

In addition, nonemployee directors are compensated for each board and committee meeting they attend. Each nonemployee director is paid $1,500 for each board meeting attended. The following table outlines the compensation per committee meeting attended paid to directors who are members of that committee or the chair of that committee:

                                         Committee member          Committee chair
                                         fee per meeting           fee per meeting
                                         ---------------           ---------------
Audit Committee                              $1,500(1)                $2,500(2)

Compensation Committee                       $1,250                   $2,000

Nominating and Corporate
Governance Committee                         $  750                   $1,000

(1)   Increased from $1,250 paid in fiscal 2004

(2)   Increased from $2,000 paid in fiscal 2004

The Compensation Program for Directors also provides that each nonemployee director annually receives common shares of the company with a value equal to $27,000 (increased from $22,000 for the 2004 fiscal year). The number of common shares issued to the nonemployee directors each year is based on the closing price of the company's common shares on the date of the June meeting of the compensation committee at which the grants are approved. These common shares are awarded out of the company's 1998 Stock Option Plan.

The Compensation Program for Directors also provides for the award of NQSOs to nonemployee directors based on the closing price of the company's common shares on the date of the June meeting of the compensation committee at which the options are approved. These stock options are awarded out of the 1998 Stock Option Plan. The number of stock options granted to each nonemployee director is based upon a value of $17,000 and the application of the Black-Scholes option pricing model. The Black-Scholes option pricing model is a mathematical formula designed to price options "fairly" based upon certain variables including: (i) the price of the underlying shares, (ii) the exercise price of the option, (iii) the current risk-free interest rate, (iv) the time to expiration of the option and (v) the volatility of the underlying shares. The first four variables are readily obtainable, with volatility being the only variable that has to be estimated. The company estimates the volatility of the underlying shares based upon the historical volatility of the company's common shares.

Pursuant to the terms of the Compensation Program for Directors, the company will continue to maintain a life insurance policy with a death benefit of $50,000 on behalf of each director of the company. In addition, group health care is available to nonemployee directors.

The compensation committee, with the approval of the board of directors of the company, may amend or terminate the Compensation Program for Directors at any time without the approval of the stockholders of the company.

                     REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors (for purposes of this report, the "committee") has the responsibility of recommending to the board appropriate salaries, annual bonuses and other compensation for the executive officers of the company. The committee, composed entirely of independent directors, also administers the company's equity compensation and other long-term incentive plans.

COMPENSATION PHILOSOPHY

The company's philosophy is to maximize stockholder value over time by aligning executive compensation with the company's financial and operational performance, individual contribution and stockholder returns. The company has identified several key principles upon which compensation practices are based. These principles are as follows:

      - Compensation practices should enhance the company's financial performance by aligning the financial interests of the company's executive officers with those of the stockholders.

      - Financial rewards should be based on both corporate and individual performance.

      - A majority of the executive officers' compensation should be "at risk." By tying a majority of the executives' compensation to the company's financial results, Bob Evans Farms achieves a greater degree of "pay for performance."

      - Stock-based compensation should form a significant portion of the at-risk compensation, ensuring that significant awards are received by executive officers only when stockholder value is created.

      - Compensation levels are set at competitive levels in the marketplace in order to attract and retain key executives. During fiscal 2004, an independent third party consultant was authorized by the committee to review compensation levels of the top five highest paid executives. The independent consultant compared peer data and discussed executive compensation trends with the committee. Generally, the company considers pay levels in relation to those in a peer group of companies in the restaurant and food products businesses.

BASE SALARY

To enable the company to attract and retain talent, executive officers' salaries are targeted to be competitive with those paid to individuals in similar positions at other companies in the company's peer group. The committee met in June 2003 to review the base salaries of the company's executive officers. The committee recommended to the board of directors, as a result of this meeting, that the company increase the base salaries of the executive officers named in the summary compensation table. This recommendation was based upon the committee's assessment of the individual performance of the respective executive officer, the performance of the company, comparative data of peer group companies relating to executive compensation and the independent consultant's evaluation.

BONUSES

The company's overall philosophy with respect to the granting of bonus awards to executive officers is that a significant portion of each executive officer's total compensation should be based on:

      - individual performance, including the performance of the individual's business unit, where appropriate, and

      -  the company's overall performance.

At the beginning of the 2004 fiscal year, individual performance goals were established for each executive officer, including in some cases, but not limited to, business unit financial results, department budget goals, special project goals and personnel management goals. In addition, goals relating to overall company performance, including net income and earnings per share, were also established. At the end of fiscal 2004, each executive officer was evaluated based upon his or her individual performance goals for the year, as well as the goals relating to overall company and business unit performance. Based on these evaluations, initial bonus levels were established for each executive officer and reviewed by management. Management's recommendations were then reviewed by the committee, which made recommendations to the board of directors.

For fiscal 2004, the company's reported diluted earnings per share decreased 3.3 percent, while net income decreased 4.1 percent compared to the previous fiscal year, primarily due to sluggish same-store sales, as well as upward pressure on food costs across a wide variety of commodities in the company's restaurant division and increased hog costs in the food products division. This overall performance was slightly below the targets set by the committee for the 2004 fiscal year. In consideration of the individual performance of each executive officer combined with these overall financial results, bonuses were awarded that ranged from 67.4 percent to 116.4 percent of the target awards for the five executive officers named in the summary compensation table.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER COMPENSATION

For fiscal 2004, the committee reviewed the performance of Mr. Owens relative to the goals established at the start of the fiscal year. Under Mr. Owens' leadership, the company achieved net income of $72.0 million, or $2.03 per diluted share, for fiscal 2004 which was down from the record level in fiscal 2003 of $75.1 million, or $2.10 per diluted share. Total net sales for fiscal 2004 were approximately $1.2 billion, up 9.8 percent from the previous year. Fiscal 2004 was a 53-week year and fiscal 2003 was a 52-week year. As a result, the committee voted to award Mr. Owens a bonus of $306,790 for the 2004 fiscal year. The committee also granted Mr. Owens options in fiscal 2004 to purchase 147,496 common shares as an incentive for continuing to build long-term stockholder value. The committee believes that the total value of Mr. Owens' compensation is appropriate in respect to the company's performance and the comparative data of chief executive officers of competitors as illustrated by the data provided by the independent consultant. The total value of these actions results in a substantial portion of at-risk compensation for Mr. Owens, consistent with the committee's philosophy.

LONG-TERM INCENTIVES

In addition to the salary and bonus compensation outlined above, the company maintains plans that provide executive officers with additional compensation, including stock options. These plans are briefly described below. Awards under these plans are made under the supervision of the committee and in accordance with the criteria described below.

Stock options are the company's primary long-term incentive vehicle. The company has from time to time implemented various stock option plans for the purpose of providing employees and directors long-term incentive based compensation. Under the 1998 Stock Option Plan, the committee may grant ISOs to executive officers and other employees. Also, under the 1998 Stock Option Plan, the committee may grant NQSOs to executive officers, other employees and directors. All options are granted with an exercise price equal to the fair market value of the company's common shares on the date of grant. If there is no appreciation in the market value of the company's common shares, the ISOs and NQSOs are valueless.

In June 2003, the committee approved the grant of ISOs to certain key employees, including the five executive officers named in the summary compensation table. During the 2004 fiscal year, the company also issued NQSOs to directors and to the five executive officers named in the summary compensation table. The option grant table included in this proxy statement provides information with respect to the options granted to the five executive officers named in the summary compensation table.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The company maintains a supplemental executive retirement plan which is referred to as the "SERP." The SERP is a "top hat" plan under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "code"). The SERP is a defined contribution plan designed to supplement, through annual company contributions, the retirement benefits of its participants. Employees of the company and its subsidiaries are eligible to participate in the SERP only to the extent, and for the period, that they are members of a select group of management or highly compensated employees, as this group is described under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Participation in the SERP is at the discretion of the committee.

Under the SERP, an annual company contribution is determined, based upon an actuarially determined "target" benefit for each participant. Generally, this target benefit is equal to 55 percent of a participant's average compensation over the five-consecutive-year period (in the last 10 years of employment prior to age 62) during which such compensation is the highest:

      - less the participant's benefit under the company's qualified retirement plan derived from company contributions and

      -  less 50 percent of the participant's projected Social Security benefit.

Each year, a SERP participant may elect to have the participant's portion of the company's contribution allocated to an account, in his or her name, under the SERP or, when authorized by the compensation committee, the participant may elect to receive NQSOs equal in value to the amount of the participant's portion of the company's contribution. If the participant elects to receive NQSOs in lieu of an allocation to his or her SERP account, no portion of the company's contribution shall be credited to the participant's SERP account.

Generally, a participant in the SERP is entitled to receive a distribution of his or her account upon early retirement (age 55 and 10 or more years of service), normal retirement (age 62) or total and permanent disability (as determined by the company). In addition, in the event of a participant's death while employed by the company, the participant's beneficiary will be entitled to a distribution of such account.

BOB EVANS FARMS, INC. AND AFFILIATES 401(k) RETIREMENT PLAN

Each of the company's executive officers participates in the 401(k) plan, the company's qualified retirement plan. Following the conclusion of calendar year 2003, the board of directors voted to contribute $3,687,539 to the 401(k) plan. Each participant in the 401(k) plan received a pro rata share of this contribution and a pro rata share of forfeitures reallocated to participants (such pro rata share, in each case, based upon such participant's eligible compensation). In cases where participants made deferrals to the 401(k) plan, the company contributed $.50 for each $1 of deferrals (subject to a limitation of 6 percent of total compensation of each participant making voluntary contributions). Each executive officer had the option of contributing up to 4 percent of his or her compensation (up to a maximum contribution of $8,000) to the 401(k) plan.

EXECUTIVE DEFERRAL PROGRAM

The company maintains an executive deferral program (the "Executive Deferral Program"), which is a "top hat" plan under Title I of ERISA and is not intended to qualify under section 401(a) of the code. The Executive Deferral Program is a defined contribution plan designed primarily to allow its participants to defer a portion of their current compensation in excess of the maximum amount permitted under the applicable provisions of the code with respect to the company's 401(k) plan. Employees of the company and its subsidiaries are eligible to participate in the Executive Deferral Program only to the extent, and for the period, that they are members of a select group of management or highly compensated employees, as this group is described under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Participation in the Executive Deferral Program is at the discretion of the committee.

Under the terms of the Executive Deferral Program, a participant may elect to defer up to 25 percent of his or her current compensation otherwise payable during the year by the company and up to 100 percent of his or her bonus. The amount deferred will be credited to an account established on the participant's behalf under the Executive Deferral Program. Also, the company will credit an additional amount to the participants' accounts. This amount is based on participants' deferrals and is the same as the rate of the company's contribution to the 401(k) plan. Generally, a participant will be eligible to receive a distribution of his or her account at termination of employment or at an earlier date specified by the participant. In addition, in the event of a participant's death while employed by the company, the participant's beneficiary will be entitled to a distribution of such account.

CONCLUSION

The committee believes that the compensation program outlined in this report and the compensation paid to the executive officers is consistent with the goals and objectives of the company.

Submitted by: Compensation Committee Members
Robert E.H. Rabold (chair), Daniel A. Fronk, Cheryl L. Krueger and E.W. (Bill) Ingram III

              PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been Bob Evans Farms' independent auditors since 1980, and the audit committee has selected Ernst & Young as Bob Evans Farms' independent auditors (i.e., independent registered public accounting firm) for the fiscal year ending April 29, 2005. Before selecting Ernst & Young LLP, the audit committee carefully considered, among other things, that firm's qualifications as independent auditors for the company and the audit scope. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. In the event that this selection of auditors is not ratified by a majority of the shares of common stock present or represented at the annual meeting, the audit committee will review its future selection of auditors.

The company expects a representative of Ernst & Young LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2005.

PREAPPROVAL OF SERVICES PERFORMED BY INDEPENDENT AUDITORS

Under applicable SEC rules, the audit committee is required to preapprove the audit and non-audit services performed by the independent auditors (i.e., independent registered public accounting firm) in order to ensure that they do not impair the auditors' independence from the company. The SEC rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the audit committee's responsibility for administration of the engagement of the independent auditor.

Consistent with the SEC's rules, the audit committee has adopted a policy which requires that the audit committee preapprove all audit services and permitted non-audit services provided by the independent auditors to Bob Evans Farms or any of its subsidiaries. The policy contains a list of specific audit services, audit-related services and tax services that have been approved by the audit committee up to certain cost-levels. This list is reviewed and approved by the audit committee at least annually. The preapproval of the services set forth in the list is merely an authorization for management to potentially use the independent auditors for such services. The audit committee, in concert with management, has the responsibility to set the terms of the engagement and negotiate the fees. The audit committee must specifically preapprove any proposed services that are not included in the list or that will exceed the cost-levels set forth on the list. The audit committee may delegate preapproval authority to its chairman or another member of the audit committee and, if it does, the decisions of that member must be presented to the full audit committee at its next scheduled meeting. In no event does the audit committee delegate to management its responsibility to preapprove services to be performed by the independent auditor.

All requests or applications for services to be provided by the independent auditor that do not require specific preapproval by the audit committee must be submitted to the company's controller and must include a detailed description of the services to be rendered. The controller will determine whether such services fall within the list of services which have been preapproved by the audit committee. If there is any question as to whether the proposed services have been preapproved, the controller will contact the audit committee's designee to obtain clarification or, if necessary, specific preapproval of the proposed services. The audit committee will be informed on a timely basis of any such services rendered by the independent auditor.

All requests or applications for services to be provided by the independent auditor that require specific preapproval by the audit committee must be submitted to the audit committee by both the independent auditor and the company's controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

FEES OF INDEPENDENT AUDITORS

The following table shows the fees that the company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2004 and 2003. All of the services provided in fiscal 2004 described below were preapproved by the audit committee.

                       2004       2003
                       ----       ----
Audit Fees           $169,000   $162,000
Audit-Related Fees     39,000     22,000
Tax Fees              116,000    189,000
All Other Fees              0          0
                     --------   --------
Total                $324,000   $373,000

AUDIT FEES: This category includes the audit of the company's annual financial statements, review of financial statements included in the company's Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors (i.e., independent registered public accounting firm) in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of an annual "management letter" on internal control matters.

AUDIT-RELATED FEES: This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the company's financial statements and are not reported above under "Audit Fees." The services for the fees disclosed under this category include benefit plan audits, due diligence related to potential mergers and acquisitions and accounting consultations.

TAX FEES: This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice. In fiscal years 2004 and 2003, $0 and $86,000, respectively, were paid to Ernst & Young LLP for tax planning services. All other fees paid for tax services related to tax return preparation, tax return review and technical tax advice.

ALL OTHER FEES: None

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee is comprised of five independent directors, as defined by applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the board and reviewed annually by the audit committee. As described more fully in its charter, the purpose of the audit committee is to oversee the company's accounting and financial reporting processes, audits of the company's consolidated financial statements and the company's internal audit function. The audit committee is also directly responsible for appointing, compensating and overseeing the company's independent auditors (i.e., independent registered public accounting firm).

Management is responsible for the preparation, presentation and integrity of the company's financial statements and for the company's accounting and financial reporting processes, including the establishment and maintenance of an adequate system of internal control over financial reporting. The company's internal audit function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the company's system of internal control over financial reporting. Ernst & Young LLP, the company's independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The audit committee members are not professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the audit committee's members in business, financial and accounting matters.

The audit committee met with Ernst & Young LLP and the internal auditors, with and without management present throughout the year, to discuss the results of their respective audits, their evaluations of the company's system of internal control over financial reporting and the overall quality of the company's financial reporting. In addition, the audit committee reviewed and discussed with Ernst & Young LLP all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees," as modified.

The audit committee has received from Ernst & Young LLP the written disclosures and a letter describing all relationships between Ernst & Young LLP and the company and its subsidiaries that might bear on Ernst & Young LLP's independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as modified. The audit committee has discussed with Ernst & Young LLP any relationships with or services to the company or its subsidiaries that may impact the objectivity and independence of Ernst & Young LLP, and the audit committee has satisfied itself as to Ernst & Young LLP's independence.

Management and Ernst & Young LLP presented and discussed the company's audited consolidated financial statements as of and for the fiscal year ended April 30, 2004, with the audit committee and represented to the audit committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Based on the audit committee's discussions with management and Ernst & Young LLP and its review of the report of Ernst & Young LLP to the audit committee, the audit committee recommended to the board (and the board approved) that the company's audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended April 30, 2004, to be filed with the SEC.

Submitted by: Audit Committee Members
Michael J. Gasser (chair), Daniel A. Fronk, E.W. (Bill) Ingram III, G. Robert Lucas and Robert E.H. Rabold

                                PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following line graph compares the yearly percentage change in the company's cumulative total stockholder return (as measured by dividing (i) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the price of the company's common shares at the end and the beginning of the measurement period; by (ii) the price of the common shares at the beginning of the measurement period) against the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the weighted average of its peer group for the five-year period ended April 30, 2004. The company's peer group is comprised of Nasdaq-listed restaurant companies (weighted 80 percent) and both Nasdaq- and New York Stock Exchange ("NYSE")-listed meat producers (weighted 20 percent). The company modified its peer group in 2004 to include NYSE-listed meat producers for the first time in order to reflect a more representative peer group of its competitors. The graph depicts both peer groups for comparison purposes.

                     TOTAL CUMULATIVE STOCKHOLDER RETURN FOR
                     FIVE-YEAR PERIOD ENDING APRIL 30, 2004

                              [PERFORMANCE GRAPH]

                       CUMULATIVE VALUE OF $100 INVESTMENT

                                       1999         2000         2001       2002        2003        2004
                                       ----         ----         ----       ----        ----        ----
Peer Group (including NYSE-listed
   meat producers)                  $   100.00   $    85.85  $   107.89   $ 147.73    $ 137.79    $ 201.13
Peer Group (excluding NYSE-listed
   meat producers)                  $   100.00   $    85.77  $   110.78   $ 163.13    $ 145.65    $ 240.20
S&P500                              $   100.00   $   110.13  $    95.85   $  83.75    $  72.61    $  89.22
Bob Evans Farms, Inc.               $   100.00   $    72.93  $   107.66   $ 175.31    $ 148.77    $ 183.18

                      PROXY STATEMENT STOCKHOLDER PROPOSALS

Each year the board of directors submits its nominations for election of directors at the annual meeting of stockholders. Other proposals may be submitted by the board of directors or stockholders for inclusion in the proxy statement for action at each year's annual meeting. Any proposal submitted by a stockholder for inclusion in the proxy statement for the fiscal 2005 annual meeting, presently scheduled for Sept. 12, 2005, must be received by the company on or before April 4, 2005. A stockholder proposal received after April 4, 2005, but on or before June 17, 2005, will not be included in the proxy materials, but may be presented at the 2005 annual meeting. The individuals named as proxies for the 2005 annual meeting will be entitled to use their discretionary voting authority for proposals received after June 17, 2005, without any discussion of the matter in the company's proxy materials.

                  REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

The company's annual report for the fiscal year ended April 30, 2004, which contains financial statements for such fiscal year and the signed report of Ernst & Young LLP, independent registered public accounting firm, with respect to such financial statements, will be presented at the annual meeting. The annual report is not to be regarded as proxy soliciting material, and management of the company does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

                                  OTHER MATTERS

As of the date of this proxy statement, the only business which management intends to present at the annual meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the annual meeting by any other person or group. If any other matters should properly come before the annual meeting, or any adjournment(s) thereof, the proxy holders will vote thereon in their discretion, in accordance with their best judgment in light of the conditions then prevailing. All proxies received duly executed and not properly revoked will be voted.

You are requested to vote by either calling (800) 690-6903; visiting the www.proxyvote.com Web site as indicated on the proxy card; or signing, voting and dating the enclosed proxy card and mailing it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice delivered to the company or in person at the annual meeting if your shares are held in your name.

                                                 By Order of the
                                                 Board of Directors,

                                                 /s/ Stewart K. Owens
                                                 -------------------
                                                 Stewart K. Owens
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                   APPENDIX A
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                            OF BOB EVANS FARMS, INC.
                  (APPROVED BY BOARD OF DIRECTORS MAY 11, 2004)



      This Charter (this "Charter") identifies the purpose, authority, composition, meetings and responsibilities of the Audit Committee (the "Audit Committee") of the Board of Directors (the "Board") of Bob Evans Farms, Inc. ("Bob Evans").

                                     PURPOSE

      The purpose of the Audit Committee is to:

      - Oversee the accounting and financial reporting processes of Bob Evans and its subsidiaries (collectively, the "Company") and audits of the Company's financial statements;

      -  Oversee the Company's internal audit function;

      - Be directly responsible for the appointment, compensation and oversight of the Company's independent auditors;

      - Prepare the audit committee report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in Bob Evans' annual proxy statement; and

      - Perform such other duties for the Company as may be requested by the Board from time to time.

                                    AUTHORITY

     The Audit Committee has authority to:

      - Directly appoint, retain, agree to compensate, evaluate and, where appropriate, terminate the Company's independent auditors. The independent auditors will report directly to the Audit Committee.

      - Oversee the work of the independent auditors, including the resolution of disagreements between management and the independent auditors.

      - Pre-approve the audit engagement, including fees and terms, and all other audit or permitted non-audit services performed by the Company's independent auditors to the extent required and in a manner consistent with applicable law.

      - Retain independent legal, accounting and other advisors to the extent the Audit Committee deems it necessary or appropriate to assist the Audit Committee in carrying out its duties. Bob Evans shall provide for appropriate funding, as determined solely by the Audit Committee, for payment of compensation to the independent auditors engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any other advisors employed by the Audit Committee and ordinary administrative expenses of the Audit Committee that the Audit Committee determines are necessary or appropriate in carrying out its duties.

      - Conduct or authorize investigations into any matters within the scope of the Audit Committee's responsibilities.

      - Seek any information the Audit Committee requires from employees of the Company (all of whom are directed to cooperate with the Audit Committee's requests) or external parties.

      - Meet with the Company's officers, independent auditors or outside counsel, as necessary.

      The Audit Committee may delegate to its Chairperson such power and authority as the Audit Committee deems to be appropriate, except such power and authority required by law to be exercised by the whole Audit Committee or by a subcommittee, which the Audit Committee has the authority to form and delegate to, consisting of one or more Audit Committee members, when appropriate. Such delegated power and authority may include the authority to pre-approve all audit and permitted non-audit services, and the decisions made pursuant to such delegated power and authority shall be reported to the Audit Committee at its next scheduled meeting.

                                   COMPOSITION

      The Audit Committee shall serve at the pleasure of the Board. The Audit Committee shall consist of at least three members of the Board, each of whom shall be appointed by the Board. Each member of the Audit Committee shall be free of any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director of the Company. Additionally, all Audit Committee members must satisfy the independence requirements prescribed by applicable rules of the Nasdaq Stock Market ("Nasdaq") as well as Section 10A of the Securities Exchange Act of 1934 and the rules promulgated by the SEC thereunder.

      All members of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Any member of the Audit Committee who qualifies as an "audit committee financial expert" as defined in the applicable rules or criteria established by the SEC, and as determined by the Board, shall be deemed to meet this financial sophistication requirement.

      No member of the Audit Committee may have participated in the preparation of the financial statements of the Company at any time during the past three years.

                                    MEETINGS

      The Audit Committee shall meet at least four times annually and may convene more frequently as circumstances dictate. The Audit Committee shall be chaired by one of its members appointed by the Board. If the Board does not appoint a Chairperson or if the Chairperson is not present at a meeting, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership, or those members present, as the case may be. All Audit Committee members are expected to attend each meeting, in person or via teleconference or other means of electronic communications permitted under applicable law and the Company's By-laws.

      The Audit Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board. The Audit Committee may act by a majority of its members at a meeting or without a meeting if all members of the Audit Committee consent to the action in writing or by other means of electronic transmission permitted under applicable law and the Company's By-laws. The Chairperson of the Audit Committee shall provide the Board with a report of the Audit Committee's activities and proceedings at each regularly scheduled meeting of the Board.

      The Audit Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or one of these groups believes should be discussed privately.

      The Audit Committee may have in attendance at its meetings such members of management, the internal auditors and the independent auditors or others as the Audit Committee may deem necessary or desirable to provide the information the Audit Committee needs to carry out its duties and responsibilities.

                                RESPONSIBILITIES

      The Audit Committee shall have the authority to undertake the specific responsibilities outlined in this Charter and to undertake such other responsibilities as the Board may prescribe from time to time. The Audit Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.

A.    FINANCIAL REPORTING / INTERNAL CONTROL OVER FINANCIAL REPORTING

      The following are the principal responsibilities of the Audit Committee with respect to the oversight of financial reporting and internal control over financial reporting:

      1. Reviewing and discussing with management, the internal auditors and the independent auditors annually, before each audit begins, the overall scope of their respective annual audit plans, including adequacy of staffing, professional services to be provided, the audit procedures to be used and fees to be charged by the independent auditors.

      2. Reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentation, including: (a) any significant changes in the Company's selection or application of accounting principles and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements;
         (c) the development, selection and disclosure of critical accounting estimates and policies and practices and the use thereof; and (d) analyses of the effect of alternative GAAP methods on the Company's financial statements, including the ramifications of the use of alternative disclosures and treatments and the treatment preferred by the independent auditors.

      3. Reviewing and discussing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures and aggregate contractual obligations, on the Company's financial statements, and any related disclosures. Discussing with the independent auditors any matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, including those matters set forth in Statement on Auditing Standards ("SAS") No. 61, Communication with Audit Committees, as such statement may be modified or supplemented.

      4. Reviewing and discussing with the internal auditors and the independent auditors their respective reports and the results of their respective audits. Ensuring that the independent auditors share with the Audit Committee all material written communications between the independent auditors and management, including reviewing any "management letter," "internal control" letter or "schedule of unadjusted differences" issued, or proposed to be issued, by the independent auditors.

      5. Reviewing and discussing with management and the independent auditors the Company's annual audited financial statements and the disclosures to be made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to the filing of each Annual Report on Form 10-K, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee shall recommend to the Board whether the Company's audited financial statements should be included in the Annual Report on Form 10-K.

      6. Discussing with the independent auditors, the internal auditors, management and the Company's financial and accounting personnel their assessments of the adequacy and effectiveness of the Company's systems of disclosure controls and procedures and internal control over financial reporting and related accounting and financial controls and any special audit steps adopted in light of material control deficiencies.

      7. Reviewing disclosures made by Bob Evans' principal executive officer and principal financial officer during the certification process for each Quarterly Report on Form 10-Q and Annual Report on Form 10-K, about (a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (b) any fraud that involves management or other employees who have a significant role in the Company's internal controls and (c) any significant changes in the Company's internal control over financial reporting which occurred during the last fiscal quarter.

      8. Generally discussing with management and, where appropriate, the independent auditors, the types and presentation of financial information to be disclosed in Bob Evans' earnings releases (paying particular attention to any use of "pro forma" or "adjusted" non-GAAP information and reconciliations of the same) as well as reviewing any financial information or earnings guidance provided to analysts and/or rating agencies. The Audit Committee does not need to discuss each earnings release in advance.

      9. Discussing with the independent auditors and the internal auditors any problems or difficulties they encountered in the course of their audit work, including any restrictions on the scope of their activities or access to requested information, and any significant disagreements with management.

      10. Reviewing the Company's compliance with pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC, Nasdaq or other similar bodies or agencies that could have an impact on the Company's financial statements.

B.    OVERSIGHT OF THE COMPANY'S RELATIONSHIP WITH THE INDEPENDENT AUDITORS

      The following are the principal responsibilities of the Audit Committee with respect to oversight of the Company's relationship with the independent auditors:

      1. Monitoring and evaluating the independence, qualifications and performance of the independent auditors, and their appointment, by, among other things: at least annually, obtaining and reviewing a written report from the independent auditors regarding (a) the independent auditors' internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditors and the Company, including the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as that standard may be modified or supplemented. Actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and taking, or recommending that the Board take, appropriate action to oversee the independence of the independent auditors.

      2. At least annually, reviewing the experience, rotation and qualifications of the senior members of the independent auditors' team under applicable laws, rules and regulations.

      3. Setting clear policies, in compliance with applicable laws, rules and regulations, for the Company's hiring of present or former employees of the independent auditors.

      4. Reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or any of its subsidiaries by the independent auditors or any other auditing or accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (other than with respect to de minimus exceptions permitted by applicable laws, rules and regulations). In no event shall the independent auditors perform any non-audit services for the Company which are prohibited by applicable law or the rules established by the SEC or the Public Company Accounting Oversight Board (or other similar body as may be established from time to time). Establishing pre-approval policies and procedures, in compliance with the rules and criteria established by the SEC. Such pre-approval policies and procedures must be detailed as to the particular services to be provided, ensure that the Audit Committee knows precisely what services it is being asked to pre-approve and not include any delegation to management of the Audit Committee's responsibilities under applicable laws, rules and regulations to pre-approve all services provided by the independent auditors. Approval of a non-audit service to be performed by the independent auditors and, if applicable, the pre-approval policies and procedures established by the Audit Committee shall be disclosed as required under applicable SEC rules in Bob Evans' Annual Report on Form 10-K and annual proxy statement.

C.    OVERSIGHT OF THE INTERNAL AUDIT FUNCTION

      The following are the principal responsibilities of the Audit Committee with respect to oversight of the internal audit function:

      1. Ensuring that the Company has an internal audit function.

      2. Reviewing the appointment, performance and replacement of the internal auditors and evaluating the effectiveness of the internal audit function.

      3. Reviewing and discussing with the internal auditors the results of their internal audits, including their assessment of the Company's risk management processes and system of internal control and each significant point brought up in the internal auditors' letter of recommendation to management and management's responses.

D.    COMPLIANCE

      The following are the principal responsibilities of the Audit Committee with respect to oversight of compliance matters:

      1. Reviewing procedures designed to identify "related party" transactions that are material to the Company's financial statements or otherwise require disclosure under applicable law and rules adopted by the SEC or Nasdaq. Approving any "related party" transactions when the Audit Committee deems it appropriate to do so.

      2. Establishing procedures and requiring the Company to obtain or provide the necessary resources and mechanisms for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      3. Reviewing and discussing with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

      4. Obtaining regular updates from management and Company's legal counsel regarding legal matters that may have an impact on the Company's financial statements.

E.    ADDITIONAL RESPONSIBILITIES

      1. Reviewing with the Board any issues which arise with respect to the quality or integrity of the Company's financial statements, the performance and independence of the independent auditors or the performance of the internal audit function.

      2. Providing an open avenue of communication among the internal auditors, the independent auditors and the Board.

      3. Preparing the Audit Committee report to be included in Bob Evans' annual proxy statement and any other information related to the responsibilities of the Audit Committee required to be disclosed under the rules of the SEC and Nasdaq.

      4. At least annually, reviewing and reassessing the adequacy of this Charter and recommending any proposed changes to the Board. This Charter and any amendments hereto shall be publicly disclosed at the times and in the manner required by the applicable rules or criteria established by Nasdaq and the SEC.

[BOB EVANS FARMS(R) LOGO]
                                        VOTE BY PHONE - (800) 690-6903

3776 SOUTH HIGH STREET                  Use any touch-tone telephone to transmit
COLUMBUS, OH 43207                      your voting instructions up until
                                        11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date.
                                        Have your proxy card in hand when you
                                        call and then follow the instructions.

                                        VOTE BY INTERNET - WWW.PROXYVOTE.COM

                                        Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

                                        VOTE BY MAIL

                                        Indicate your vote, sign your name as it appears on this card and fill in the date and return it in the postage-paid envelope we have provided or return it to Bob Evans Farms, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Proxies must be received by 11:59 p.m. Eastern Daylight Time the day before the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                                                    BEFRM1                        KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY
                                           THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BOB EVANS FARMS, INC.

Proxy for annual meeting of stockholders to be held on Sept. 13, 2004.
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS.

  YOUR BOARD RECOMMENDS YOU VOTE "FOR" ALL NOMINEES.                                                             To withhold
                                                                                                                 authority to vote
  DIRECTORS                                                                       FOR     WITHHOLD   FOR ALL     for a specific
                                                                                  ALL       ALL       EXCEPT     nominee, mark "For
                                                                                                                 All Except" and
  Election of three class III directors to serve for terms of three years          [ ]     [ ]         [ ]       write the nominee's
  each:  01) Daniel E. Evans                                                                                     number on the line
         02) Michael J. Gasser                                                                                   below.
         03) E. W. (Bill) Ingram III                                                                             ___________________


  YOUR BOARD RECOMMENDS YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF THE
  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

  PROPOSAL                                                                                                   FOR AGAINST  ABSTAIN

  Ratification of the selection of Ernst & Young LLP as the company's independent registered public
  accounting firm for the 2005 fiscal year.                                                                  [ ]   [ ]     [ ]

  THE UNDERSIGNED STOCKHOLDER(S) AUTHORIZES THE PROXIES TO VOTE UPON SUCH OTHER MATTERS (NONE KNOWN AT
  THE TIME OF SOLICITATION OF THIS PROXY) AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S)
  THEREOF IN THEIR DISCRETION.

  The undersigned hereby acknowledges receipt of the notice of the annual meeting of stockholders, dated July 27, 2004; the enclosed proxy statement; and the annual report of the company for the fiscal year ended April 30, 2004.

                                                                     YES     NO

  Please indicate if you plan to attend this meeting                 [ ]     [ ]

  HOUSEHOLDING ELECTION - Please indicate if
  you consent to receive certain future investor
  communications in a single package per household                   [ ]     [ ]
  _________________________________       ______                          _______________________           _________
  _________________________________       ______                          _______________________           _________
  Signature (PLEASE SIGN WITHIN BOX)       Date                           Signature (Joint Owners)          Date

July 27, 2004

Dear Fellow Stockholders:

You are invited to join us at our annual meeting of stockholders where we will discuss our financial results and our plans, including those for our newly acquired Mimi's Cafe restaurants. The ANNUAL MEETING OF STOCKHOLDERS WILL BE MONDAY, SEPT. 13, 2004, AT 9 A.M. AT THE SOUTHERN THEATRE IN COLUMBUS, OHIO. Beginning at 8 a.m., officers and directors will be available to discuss our company's progress, as well as share in refreshments.

WHETHER OR NOT YOU PLAN TO JOIN US AT THE MEETING, PLEASE TAKE THE TIME TO VOTE YOUR PROXY. Your vote is important. There are instructions on the reverse side of this card for voting by Internet, phone or mail. If you choose to vote by Internet, I encourage you to sign up for electronic delivery of the proxy materials and annual report which will expedite delivery, reduce paper usage and decrease mailing costs next year.

Again, I do hope you can join us on Sept. 13.

Sincerely,

/s/ Stewart K. Owens
--------------------
Stewart K. Owens
Chairman of the Board and
Chief Executive Officer

                                     BEFRM2
--------------------------------------------------------------------------------

The stockholder(s) of Bob Evans Farms, Inc. (the "company"), identified on this card, appoints Stewart K. Owens and Donald J. Radkoski as the proxies of such stockholder(s), with full power of substitution, to attend the annual meeting of stockholders of the company to be held at the Southern Theatre, 21 E. Main St., Columbus, Ohio 43215, on Monday, Sept. 13, 2004, at 9 a.m., Eastern Daylight Time, and to vote all of the shares of common stock which such stockholder(s) is entitled to vote at the annual meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BOB EVANS FARMS,
                                      INC.

You may vote using any of the above-mentioned methods. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should both sign.

VOTES WILL BE COUNTED AS FOLLOWS: WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED ON THE REVERSE SIDE OF THIS CARD, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED AS DIRECTORS OF THE COMPANY AND FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2005. IF PRIOR PROXIES HAVE BEEN SUBMITTED FOR THE SAME SHARES REPRESENTED BY THIS CARD, THIS PROXY WILL REPLACE EARLIER PROXIES.

IF SHARES OF COMMON STOCK OF THE COMPANY ARE ALLOCATED TO THE ACCOUNT OF THE STOCKHOLDER IDENTIFIED ON THIS CARD UNDER THE BOB EVANS FARMS, INC. AND AFFILIATES 401(k) RETIREMENT PLAN (THE "401(k) PLAN"), THEN SUCH STOCKHOLDER HEREBY DIRECTS WILMINGTON TRUST COMPANY, THE TRUSTEE OF THE 401(k) PLAN (THE "TRUSTEE"), TO VOTE (i) ALL OF THE SHARES OF COMMON STOCK OF THE COMPANY ALLOCATED TO SUCH STOCKHOLDER'S ACCOUNT UNDER THE 401(k) PLAN AND (ii) THE PORTION OF THE SHARES OF COMMON STOCK ALLOCATED TO ACCOUNTS OF PARTICIPANTS IN THE 401(k) PLAN FROM WHOM VOTING INSTRUCTIONS HAVE NOT BEEN RECEIVED ("UNVOTED SHARES"), IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN AT THE ANNUAL MEETING AND ANY ADJOURNMENT(S), ON THE MATTERS SET FORTH ON THE REVERSE SIDE. YOUR INSTRUCTIONS TO THE TRUSTEE ARE CONFIDENTIAL. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES ALLOCATED TO SUCH STOCKHOLDER'S ACCOUNT IN THE 401(k) PLAN WILL BE VOTED IN THE SOLE DISCRETION OF THE TRUSTEE.